For Immediate Release

Builders FirstSource Reports Fourth Quarter and Full-Year 2025 Results; Provides 2026 Financial Outlook

February 17, 2026 (Irving, TX) – Builders FirstSource, Inc. (NYSE: BLDR) today reported its results for the fourth quarter ended December 31, 2025.

Fourth Quarter 2025 Highlights

All Year-Over-Year Comparisons Unless Otherwise Noted:

•
Net sales were $3.4 billion, a 12.1% decrease, primarily due to a below-normal starts environment. The decline reflects lower core organic net sales and commodity deflation, partially offset by growth from acquisitions.
•
Gross profit was $1.0 billion compared to gross profit of $1.2 billion in the prior year period. Gross profit margin decreased 250 basis points to 29.8%, primarily driven by a below-normal starts environment.
•
Net income was $31.5 million, or diluted EPS of $0.28 compared to diluted EPS of $1.65 in the prior year period. Net income as a percent of net sales decreased by 410 basis points to 0.9%.
•
Adjusted EBITDA decreased 44.3% to $274.9 million, primarily driven by lower gross profit.
•
Adjusted EBITDA margin declined by 470 basis points to 8.2%, attributable to lower gross margin and reduced operating leverage.
•
Cash provided by operating activities was $194.8 million, a decrease of $178.7 million compared to the prior year period. The Company's free cash flow was $109.1 million, a decrease of 60.7% compared to $277.3 million in the prior year period. The decrease was primarily driven by lower net income.

“Driven by focused execution and close customer partnerships, we successfully navigated 2025 despite ongoing housing affordability challenges, weak consumer confidence, and depressed commodity prices. We remain committed to reducing barriers to affordable housing and driving a more efficient, integrated supply chain. Our ability to perform effectively through each phase of the business cycle reflects the strength of our differentiated value-added solutions, industry-leading technology, and unique operating model,” commented Peter Jackson, CEO of Builders FirstSource.

Mr. Jackson continued, “Operating from a position of strength, we continued to invest in initiatives that enhance our capabilities, expand our footprint, and position us to outgrow the market as conditions improve. I am confident in our ability to manage through near-term uncertainty and build exceptional long-term value for our shareholders.”

Pete Beckmann, CFO of Builders FirstSource, added, “Our fourth quarter and full-year performance reflects disciplined execution in a weak housing market. We remain focused on managing costs, advancing key growth initiatives, and harnessing technology for long-term success. Supported by a fortress balance sheet and strong free cash flow through the cycle, we continue to manage capital with rigor and an intentional drive for organic growth while pursuing strategic M&A. We remain well situated to compound value as the housing market rebounds.”

Fourth Quarter 2025 Financial Performance Highlights

All Year-Over-Year Comparisons Unless Otherwise Noted:

Net Sales

•
Net sales were $3.4 billion, a 12.1% decrease, primarily due to a below-normal starts environment. The decline reflects a 14.0% decline in core organic net sales as well as commodity deflation of 1.9%, partially offset by growth from acquisitions of 3.8%.
•
Core organic net sales declined 14.0%. Multi-Family declined 20.4%, Single Family declined 15.4%, and Repair and Remodel (“R&R”)/Other declined 6.5%. On a weighted basis, Single Family lowered net sales by 10.3%, Multi-Family by 2.4%, and R&R/Other by 1.3%.

Gross Profit

•
Gross profit was $1.0 billion, a decrease of 18.8%. Gross profit margin percentage decreased 250 basis points to 29.8%, primarily driven by a below-normal starts environment.

Selling, General and Administrative Expenses

•
SG&A was $940.2 million, an increase of $10.2 million, or 1.1%, primarily driven by additional expenses from operations acquired within the last twelve months and our ongoing enterprise resource planning system implementation, partially offset by lower variable compensation due to lower core organic sales. As a percentage of net sales, total SG&A increased by 370 basis points to 28.0%, primarily attributable to reduced operating leverage.

Net Interest Expense

•
Net interest expense increased $14.6 million to $67.8 million, primarily due to higher average debt balances.

Income Tax Benefit/Expense

•
Income tax benefit was $37.5 million, compared to a $60.8 million expense in the prior year period, primarily due to lower income before income taxes and discrete tax adjustments.

Net Income

•
Net income was $31.5 million, or $0.28 earnings per diluted share, compared to net income of $190.2 million, or $1.65 earnings per diluted share, in the same period a year ago. The 83.4% decrease in net income was primarily driven by lower gross profit and higher SG&A and net interest expense, partially offset by an income tax benefit.
•
Net income as a percentage of net sales was 0.9%, a decrease of 410 basis points from the prior year period, primarily due to lower gross profit margins and higher SG&A and net interest expense, partially offset by an income tax benefit.

Adjusted Net Income

•
Adjusted net income was $124.3 million, a decrease of 53.5%, primarily driven by lower gross profit and higher net interest expense, partially offset by an income tax benefit.

Adjusted Earnings Per Diluted Share

•
Adjusted earnings per diluted share was $1.12, compared to $2.31 in the same period a year ago. The 51.5% decrease was primarily driven by lower adjusted net income, partially offset by share repurchases.

Adjusted EBITDA

•
Adjusted EBITDA decreased 44.3% to $274.9 million, primarily driven by lower gross profit.
•
Adjusted EBITDA margin declined by 470 basis points from the prior year period to 8.2%, primarily due to lower gross profit margins and reduced operating leverage.

Full-Year 2025 Financial Performance Highlights

All Year-Over-Year Comparisons Unless Otherwise Noted:

Net Sales

•
Net sales were $15.2 billion, a 7.4% decrease, primarily due to a below-normal starts environment. The decline reflects a 10.3% decline in core organic net sales, commodity deflation of 1.3%, and one fewer selling day of 0.4%, partially offset by growth from acquisitions of 4.6%.
•
Core organic net sales declined 10.3%. Multi-Family declined 23.5%, Single Family declined 9.0%, and Repair and Remodel (“R&R”)/Other declined 6.9%. On a weighted basis, Single Family lowered net sales by 6.1%, Multi-Family by 2.8%, and R&R/Other by 1.4%.

Gross Profit

•
Gross profit was $4.6 billion, a decrease of 14.3%. Gross profit margin percentage decreased 240 basis points to 30.4%, primarily driven by a below-normal starts environment.

Selling, General and Administrative Expenses

•
SG&A was $3.8 billion, an increase of $41.7 million, or 1.1%, primarily driven by additional expenses from operations acquired within the last twelve months and our ongoing enterprise resource planning system implementation, partially offset by lower variable compensation due to lower core organic sales and the absence of prior-year asset write-offs. As a percentage of net sales, total SG&A increased by 210 basis points to 25.2%, primarily attributable to reduced operating leverage.

Net Interest Expense

•
Net interest expense increased $66.2 million to $273.9 million, primarily due to higher average debt balances.

Income Tax Expense

•
Income tax expense was $77.2 million, compared to $309.6 million in the prior year period, primarily driven by a decrease in income before income tax. The full-year effective tax rate decreased 720 basis points year-over-year to 15.1%, primarily related to the benefit of income tax credits, impact of state income taxes and discrete tax adjustments, partially offset by permanent differences, relative to a decreased income before income taxes.

Net Income

•
Net income was $435.2 million, or $3.89 earnings per diluted share, compared to net income of $1.1 billion, or $9.06 earnings per diluted share, in the same period a year ago. The 59.6% decrease in net income was primarily driven by lower gross profit and higher SG&A and net interest expense, partially offset by lower income tax expenses.
•
Net income as a percentage of net sales was 2.9%, a decrease of 371 basis points from the prior year period, primarily due to lower gross profit margins and higher SG&A and net interest expense, partially offset by lower income tax expenses.

Adjusted Net Income

•
Adjusted net income was $770.1 million, a decrease of 44.0%, primarily driven by lower gross profit and higher net interest expense, partially offset by lower income tax expenses.

Adjusted Earnings Per Diluted Share

•
Adjusted earnings per diluted share was $6.89, compared to $11.56 in the same period a year ago. The 40.4% decrease was primarily driven by lower adjusted net income, partially offset by share repurchases.

Adjusted EBITDA

•
Adjusted EBITDA decreased 32.0% to $1.6 billion, primarily driven by lower gross profit.
•
Adjusted EBITDA margin declined by 380 basis points from the prior year period to 10.4%, primarily due to lower gross profit margins and reduced operating leverage.

Capital Structure, Leverage, and Liquidity Information

•
For the three months ended December 31, 2025, cash provided by operating activities was $194.8 million, and cash used in investing activities was $305.2 million. The Company's free cash flow was $109.1 million, compared to $277.3 million in the prior year period, largely the result of lower net income.
•
For the year ended December 31, 2025, cash provided by operating activities was $1.2 billion, and cash used in investing activities was $1.5 billion. The Company's free cash flow was $874.0 million, compared to $1.5 billion in the prior year period, largely the result of lower net income.
•
Liquidity as of December 31, 2025, was approximately $1.7 billion, consisting of $1.5 billion in net borrowing availability under the revolving credit facility and $0.2 billion of cash on hand.
•
As of December 31, 2025, LTM Adjusted EBITDA was $1.6 billion and net debt was $4.3 billion, resulting in a net debt to LTM Adjusted EBITDA ratio of 2.7x, compared to 1.5x in the prior year period.
•
In 2025, the Company repurchased 3.4 million shares of its common stock at an average price of $118.65 per share for $0.4 billion, inclusive of applicable fees and taxes.
•
The Company has $500 million remaining under its share repurchase authorization.
•
Since the inception of its buyback program in August 2021, the Company repurchased 99.3 million shares of its common stock, or 48.1% of its total shares outstanding, at an average price of $80.90 per share for a total cost of $8.0 billion, inclusive of applicable fees and taxes.

Productivity Savings From Operational Excellence

•
For the fourth quarter, the Company delivered approximately $15 million in productivity savings related to operational excellence and supply chain initiatives.
•
In 2025, the Company delivered approximately $48 million in productivity savings.
•
The Company expects to deliver $50 million to $70 million in productivity savings in 2026.

2026 Full Year Total Company Outlook

For 2026, the Company expects to achieve the financial performance highlighted below. Projected Net Sales and Adjusted EBITDA include the expected impact of price, commodities, and margins for 2026. We are not providing a quantitative reconciliation of our forward-looking guidance of adjusted EBITDA, adjusted EBITDA margin or free cash flow because we are unable to predict with reasonable certainty all the components required to provide such reconciliation without unreasonable efforts, which are uncertain and could have a material impact on GAAP reported results for the guidance period. See “Non-GAAP Financial Measures” for additional information.

•
Net Sales to be in a range of $14.8 billion to $15.8 billion.
•
Gross Profit margin to be in a range of 28.5% to 30%.
•
Adjusted EBITDA to be in a range of $1.3 billion to $1.7 billion.
•
Adjusted EBITDA margin to be in a range of 8.8% to 10.8%.
•
Free cash flow of approximately $0.5 billion, assuming average commodity prices in the range of $365 to $385 per thousand board foot (mbf).

2026 Full Year Assumptions

The Company’s anticipated 2026 performance is based on several assumptions for the full year, including the following:

•
Within the Company’s geographies, Single Family starts are projected to be flat, Multi-Family starts flat, and R&R is projected to be up 1%.
•
Acquisitions completed within the last twelve months are projected to add net sales growth of approximately 1%.
•
Total capital expenditures in the range of $250 million to $300 million.
•
Interest expense in the range of $270 million to $280 million.
•
An effective tax rate of 20% to 22%.
•
Depreciation and amortization expenses in the range of $525 million to $575 million.
•
No change in selling days versus 2025.

Conference Call

Builders FirstSource will host a conference call and webcast on Tuesday, February 17, 2026, to discuss the Company’s financial results and other business matters. The teleconference will begin at 8:00 a.m. Eastern Time and will be hosted by Peter Jackson, Chief Executive Officer, and Pete Beckmann, Chief Financial Officer.

The live webcast and archived replay can be accessed on the Company's investor relations website at investors.bldr.com under the Events and Presentations section. The online archive of the webcast will be available for approximately 90 days.

To participate in the teleconference, please dial into the call a few minutes before the start time at 833-316-2483 (U.S. and Canada) or 785-838-9284 (international), Conference ID: BLDRQ425.

Upcoming Events

Management will participate in investor meetings at the NAHB International Builders' Show in Orlando on February 18, 2026, a virtual fireside chat with Eden Rock Advisors on February 25, and the Loop Capital Conference (virtually) on March 9.

About Builders FirstSource

Builders FirstSource (NYSE: BLDR), headquartered in Irving, Texas, is the nation's leading provider of building materials for professional builders in new residential construction and repair and remodeling. We deliver integrated homebuilding solutions by manufacturing, supplying, and installing a full range of structural and related building products. With approximately 585 locations across 43 states, we serve 48 of the top 50 and 94 of the top 100 Core Based Statistical Areas (CBSAs), ensuring broad geographic coverage and enhancing our ability to partner with our customers. Our leading network of strategically located manufacturing facilities produces factory-built roof and floor trusses, wall panels, vinyl windows, custom millwork and trim, as well as engineered wood that we design and cut specifically for each home. We also assemble interior and exterior doors into pre-hung units for easy installation. Additionally, we distribute a wide range of building products, including lumber, sheet goods, windows, doors, millwork, and specialty items. Our services, which vary by market, include professional installation, turnkey framing, and shell construction. Supported by the latest construction innovations and digital solutions, we help drive greater efficiency across homebuilding. Learn more at www.bldr.com

Forward-Looking Statements

Statements in this news release and the schedules hereto that are not purely historical facts or that necessarily depend upon future events, including statements about expected market share gains, forecasted financial performance, industry and business outlook or other statements about anticipations, beliefs, expectations, hopes, synergies, intentions or strategies for the future, may be forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended. Readers are cautioned not to place undue reliance on forward-looking statements. In addition, oral statements made by the Company’s directors, officers and employees to the investor and analyst communities, media representatives and others, depending upon their nature, may also constitute forward-looking statements. As with the forward-looking statements included in this release, these forward-looking statements are by nature inherently uncertain, and actual results or events may differ materially as a result of many factors. All forward-looking statements are based upon information available to Builders FirstSource on the date this release was submitted. Builders FirstSource undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. Forward-looking statements involve risks and uncertainties, many of which are beyond the Company’s control or may be currently unknown to the Company, that could cause actual events or results to differ materially from the events or results described in the forward-looking statements; such risks or uncertainties include those related to the Company’s growth strategies, including acquisitions, organic growth and digital and technology strategies, including the Company’s ability to drive growth by incorporating artificial intelligence and machine learning solutions into its platform, or the dependence of the Company’s revenues and operating results on, among other things, the homebuilding industry and, to a lesser extent, repair and remodel activity, which in each case is dependent on economic conditions, including inflation, interest rates, home size and affordability, consumer confidence, labor and supply shortages, tariffs and duties, and also lumber and other commodity prices, which may be impacted by changes in tariffs and duties. The Company may not succeed in addressing these and other risks. Further information regarding factors that could affect our financial and other results can be found in the risk factors section of Builders FirstSource’s most recent annual report on Form 10-K filed with the Securities and Exchange Commission (the “SEC”) and may also be described from time to time in the other reports Builders FirstSource files with the SEC. Consequently, all forward-looking statements in this release are qualified by the factors, risks and uncertainties contained therein.

Non-GAAP Financial Measures

The financial measures entitled Adjusted EBITDA, LTM Adjusted EBITDA, Adjusted EBITDA margin, Adjusted net income, Adjusted net income as a percent of net sales, basic Adjusted net income per share, diluted Adjusted net income per share, Adjusted SG&A, Adjusted SG&A as a percent of net sales, and Free cash flow are not financial measures recognized under GAAP and are therefore non-GAAP financial measures. The Company believes that these non-GAAP financial measures provide useful information to management and investors regarding certain financial and business trends relating to the Company’s financial condition and operating results.

Adjusted EBITDA is defined as GAAP net income before depreciation and amortization expense, net interest expense, income tax expense and other non-cash or special items including stock compensation expense, acquisition and related expense, technology implementation expense, debt issuance and refinancing costs, severance and gain on sale of assets and other one-time costs partially offset by the tax effect of those adjustments to net income. LTM Adjusted EBITDA is defined as Adjusted EBITDA for the last twelve consecutive months. Adjusted EBITDA margin is defined as Adjusted EBITDA divided by net sales. Adjusted net income is defined as GAAP net income before non-cash or special items including acquisition and related expense, technology implementation expense, debt issuance and refinancing cost and amortization expense partially offset by the tax effect of those adjustments to net income. Adjusted net income as a percent of net sales is defined as Adjusted net income divided by net sales. Basic Adjusted net income per share is defined as Adjusted net income divided by weighted average basic common shares outstanding while diluted Adjusted net income per share is defined as Adjusted net income divided by weighted average diluted common shares outstanding. Adjusted SG&A is defined as GAAP SG&A expense before non-cash or special items including depreciation expense, amortization expense, stock compensation expense, acquisition and related expense, and technology implementation expense. Adjusted SG&A as a percent of sales is defined as Adjusted SG&A divided by net sales. Free cash flow is defined as GAAP net cash from operating activities less capital expenditures, net of proceeds from the sale of property, plant and equipment.

Company management uses Adjusted EBITDA, Adjusted EBITDA margin, Adjusted net income, Adjusted net income as a percent of net sales, basic Adjusted net income per share and diluted Adjusted net income per share as supplemental measures in its evaluation of the Company’s business, including for trend analysis, purposes of determining management incentive compensation and budgeting and planning purposes. Company management believes that these measures provide a meaningful measure of the Company’s performance and a better baseline for comparing financial performance across periods because these measures eliminate the effects of period to period changes, in the case of Adjusted EBITDA and Adjusted EBITDA margin, in taxes, costs associated with capital investments, net interest expense, stock compensation expense, and other non-cash and non-recurring items and, in the case of Adjusted net income, Adjusted net income as a percent of sales, and Adjusted net income per diluted share, in certain non-recurring items. Company management also uses free cash flow as a supplemental measure in its evaluation of the Company’s business, including for purposes of its internal liquidity assessments. Company management believes that free cash flow provides a meaningful evaluation of the Company’s liquidity.

The Company believes that these non-GAAP financial measures provide additional tools for investors to use in evaluating ongoing operating results, cash flows and trends and in comparing the Company’s financial measures with other companies in the Company’s industry, which may present similar non-GAAP financial measures to investors. However, the Company’s calculations of these financial measures are not necessarily comparable to similarly titled measures reported by other companies. Company management does not consider these financial measures in isolation or as alternatives to financial measures determined in accordance with GAAP. Furthermore, items that are excluded and other adjustments and assumptions that are made in calculating these non-GAAP financial measures are significant components in understanding and assessing the Company’s financial performance. These non-GAAP financial measures should be evaluated in conjunction with, and are not a substitute for, the Company’s GAAP financial measures. Further, because these non-GAAP financial measures are not determined in accordance with GAAP and are thus susceptible to varying calculations, the non-GAAP financial measures, as presented, may not be comparable to other similarly titled measures of other companies. Reconciliations of these non-GAAP financial measures to the most directly comparable GAAP financial measures are included in the tables below.

The Company’s Adjusted EBITDA outlook, free cash flow and full-year forecast for its effective tax rate on operations exclude the impact of certain income and expense items that management believes are not part of underlying operations. These items may include, but are not limited to, loss on early extinguishment of debt, restructuring charges, certain tax items, and charges associated with non-recurring costs such as professional and legal fees associated with our acquisitions and enterprise resource planning (ERP) program. The Company’s management cannot estimate on a forward-looking basis without unreasonable effort the impact these income and expense items will have on its reported net income, operating cash flow and its reported effective tax rate because these items, which could be significant, are difficult to predict and may be highly variable. As a result, the Company does not provide a reconciliation to the most comparable GAAP financial measure for its Adjusted EBITDA or free cash flow outlook or its effective tax rate on operations forecast. Please see the Forward-Looking Statements section of this release for a discussion of certain risks relevant to the Company’s outlook.

# # #

Contact:

Heather Kos

SVP, Investor Relations

Builders FirstSource, Inc.

investorrelations@bldr.com

BUILDERS FIRSTSOURCE, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS

(unaudited)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
(in millions, except per share amounts)	2025	2024	2025	2024
Net sales	$3,357.9	$3,820.3	$15,190.6	$16,400.5
Cost of sales	2,355.9	2,586.2	10,574.8	11,017.5
Gross margin	1,002.0	1,234.1	4,615.8	5,383.0
Selling, general and administrative expenses	940.2	930.0	3,829.5	3,787.8
Income from operations	61.8	304.1	786.3	1,595.2
Interest expense, net	67.8	53.1	273.9	207.7
(Loss) income before income taxes	(6.0)	251.0	512.4	1,387.5
Income tax (benefit) expense	(37.5)	60.8	77.2	309.6
Net income	$31.5	$190.2	$435.2	$1,077.9

Net income per share:
Basic	$0.28	$1.66	$3.91	$9.13
Diluted	$0.28	$1.65	$3.89	$9.06
Weighted average common shares:
Basic	110.6	114.8	111.4	118.0
Diluted	110.9	115.6	111.8	119.0

BUILDERS FIRSTSOURCE, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENT OF CASH FLOWS

(unaudited)

	Three Months Ended December 31,		Twelve Months Ended December 31,
(in thousands)	2025	2024	2025	2024
Cash flows from operating activities:
Net income	$31,480	$190,244	$435,199	$1,077,898
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	151,342	136,488	591,432	561,929
Deferred income taxes	(17,068)	26,967	6,808	(19,033)
Stock-based compensation expense	6,712	12,226	53,512	63,111
Other non-cash adjustments	8,617	5,427	2,992	22,563
Changes in assets and liabilities, net of assets acquired and liabilities assumed:
Receivables	172,339	154,476	182,499	259,616
Inventories	94,903	4,159	198,519	51,475
Contract assets	15,515	33,256	18,130	15,036
Other current assets	(5,583)	(7,569)	(9,314)	(2,828)
Other assets and liabilities	18,048	(13,420)	(3,724)	(54,429)
Accounts payable	(244,442)	(152,258)	(167,179)	(28,600)
Accrued liabilities	(20,586)	2,887	(85,954)	(78,350)
Contract liabilities	(16,483)	(19,420)	(7,034)	4,304
Net cash provided by operating activities	194,794	373,463	1,215,886	1,872,692
Cash flows from investing activities:
Cash used for acquisitions, net of cash acquired	(218,813)	(79,602)	(1,123,328)	(336,458)
Purchases of property, plant and equipment	(88,071)	(99,672)	(362,602)	(380,569)
Proceeds from sale of property, plant and equipment	2,342	3,439	20,750	13,994
Cash used for equity investments	(664)	—	(1,994)	(7,686)
Net cash used in investing activities	(305,206)	(175,835)	(1,467,174)	(710,719)
Cash flows from financing activities:
Borrowings under revolving credit facility	—	—	4,058,000	954,000
Repayments under revolving credit facility	—	—	(4,058,000)	(1,418,000)
Proceeds from long-term debt and other loans	—	—	750,000	1,000,000
Repayments of long-term debt and other loans	(696)	(784)	(2,847)	(3,397)
Payments of loan costs	—	—	(19,861)	(12,829)
Payments of acquisition-related deferred and contingent consideration	(1,169)	—	(4,594)	(14,364)
Tax withholdings on and exercises of equity awards	(2,132)	(7,517)	(29,323)	(62,784)
Repurchase of common stock	—	(363,806)	(413,958)	(1,517,131)
Net cash provided by (used in) financing activities	(3,997)	(372,107)	279,417	(1,074,505)
Net change in cash and cash equivalents	(114,409)	(174,479)	28,129	87,468
Cash and cash equivalents at beginning of period	296,162	328,103	153,624	66,156
Cash and cash equivalents at end of period	$181,753	$153,624	$181,753	$153,624

BUILDERS FIRSTSOURCE, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEET

(unaudited)

(in thousands, except par value amounts)	December 31, 2025	December 31, 2024
ASSETS
Current assets:
Cash and cash equivalents	$181,753	$153,624
Accounts receivable, less allowances of $42,511 and $41,233, respectively	1,061,011	1,163,147
Other receivables	330,013	344,342
Inventories, net	1,094,684	1,212,375
Contract assets	133,011	151,095
Other current assets	126,811	116,656
Total current assets	2,927,283	3,141,239
Property, plant and equipment, net	2,204,184	1,961,731
Operating lease right-of-use assets, net	622,188	594,301
Goodwill	4,137,377	3,678,504
Intangible assets, net	1,183,793	1,103,634
Deferred income taxes	23,000	—
Other assets, net	139,705	103,677
Total assets	$11,237,530	$10,583,086
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$714,710	$868,054
Accrued liabilities	566,325	634,045
Contract liabilities	168,440	168,208
Current portion of operating lease liabilities	111,132	103,499
Current maturities of long-term debt	14,334	3,470
Total current liabilities	1,574,941	1,777,276
Noncurrent portion of operating lease liabilities	547,772	525,213
Long-term debt, net of current maturities, discounts and issuance costs	4,427,033	3,700,643
Deferred income taxes	177,975	148,167
Other long-term liabilities	157,558	135,317
Total liabilities	6,885,279	6,286,616
Commitments and contingencies (Note 13)
Stockholders’ equity:
Preferred stock, $0.01 par value, 10,000 shares authorized; zero shares issued and outstanding	—	—
Common stock, $0.01 par value, 300,000 shares authorized; 110,585 and 113,578 shares issued and outstanding, respectively	1,106	1,136
Additional paid-in capital	4,197,279	4,271,269
Retained earnings	153,866	24,065
Total stockholders’ equity	4,352,251	4,296,470
Total liabilities and stockholders’ equity	$11,237,530	$10,583,086

BUILDERS FIRSTSOURCE, INC. AND SUBSIDIARIES

Reconciliation of GAAP Net Income to Adjusted Net Income

(unaudited)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
(in millions, except per share amounts)	2025	2024	2025	2024
Reconciliation to Adjusted Net Income:
GAAP net income	$31.5	$190.2	$435.2	$1,077.9
Acquisition and related expense	3.4	13.2	7.3	18.5
Technology implementation expense	42.2	20.3	135.8	66.9
Debt issuance and refinancing cost	-	-	0.2	-
Amortization expense	76.5	68.2	297.3	305.4
Tax-effect of adjustments to net income	(29.3)	(24.4)	(105.7)	(93.8)
Adjusted net income	$124.3	$267.5	$770.1	$1,374.9
Adjusted net income as a % of sales	3.7%	7.0%	5.1%	8.4%

GAAP common shares outstanding	110.6	114.8	111.4	118.0
GAAP diluted common shares outstanding	110.9	115.6	111.8	119.0

Basic adjusted net income per share:	$1.12	$2.33	$6.91	$11.65
Diluted adjusted net income per share:	$1.12	$2.31	$6.89	$11.56

BUILDERS FIRSTSOURCE, INC. AND SUBSIDIARIES

Reconciliation of GAAP Net Income to Adjusted EBITDA

(unaudited)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
(in millions)	2025	2024	2025	2024
Reconciliation to Adjusted EBITDA:
GAAP net income	$31.5	$190.2	$435.2	$1,077.9
Interest expense, net	67.8	53.1	273.7	207.7
Income tax (benefit) expense	(8.2)	85.2	182.9	403.4
Depreciation expense	74.8	68.3	294.2	256.5
Amortization expense	76.5	68.2	297.3	305.4
Stock compensation expense	6.7	12.2	53.5	63.1
Acquisition and related expense	3.4	13.2	7.3	18.5
Technology implementation expense	42.2	20.3	135.8	66.9
Debt issuance and refinancing cost	-	-	0.2	-
Tax-effect of adjustments to net income	(29.3)	(24.4)	(105.7)	(93.8)
Other management-identified adjustments (1)	9.5	7.3	9.4	25.1
Adjusted EBITDA	$274.9	$493.6	$1,583.8	$2,330.7
Adjusted EBITDA margin	8.2%	12.9%	10.4%	14.2%

(1) Primarily relates to severance, net gain/loss on sale of assets, and other one-time costs.

BUILDERS FIRSTSOURCE, INC. AND SUBSIDIARIES

Reconciliation of GAAP Selling, General & Administrative Expenses to Adjusted Selling, General & Administrative Expenses

(unaudited)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
(in millions)	2025	2024	2025	2024
Reconciliation to Adjusted SG&A Expense:
GAAP SG&A expense	$940.2	$930.0	$3,829.5	$3,787.8
Depreciation expense	(53.4)	(47.2)	(206.6)	(177.8)
Amortization expense	(73.9)	(65.6)	(286.6)	(294.7)
Stock compensation expense	(6.7)	(12.2)	(53.5)	(63.1)
Acquisition and related expense	(3.4)	(13.2)	(7.3)	(18.5)
Technology implementation expense	(42.2)	(20.3)	(135.8)	(66.9)
Other management-identified adjustments (1)	(9.5)	(7.3)	(9.4)	(25.1)
Adjusted SG&A expense	$751.1	$764.2	$3,130.3	$3,141.7

GAAP SG&A expense as a % of sales	28.0%	24.3%	25.2%	23.1%
Adjusted SG&A expense as a % of sales	22.4%	20.0%	20.6%	19.2%

(1) Primarily relates to severance, net gain/loss on sale of assets, and other one-time costs.

BUILDERS FIRSTSOURCE, INC. AND SUBSIDIARIES

Interest Reconciliation

(unaudited)

	Three Months Ended		Twelve Months Ended
	December 31, 2025		December 31, 2025
(in millions)	Interest Expense	Net Debt Outstanding	Interest Expense	Net Debt Outstanding
Revolving credit facility @ 5.50% weighted average interest rate	$1.3	$-	$24.9	$-
2032 Unsecured notes @ 4.25%	13.8	1,300.0	55.3	1,300.0
2034 Unsecured notes @ 6.375%	15.9	1,000.0	63.8	1,000.0
2035 Unsecured notes @ 6.75%	12.5	750.0	32.8	750.0
2032 Unsecured notes @ 6.375%	11.2	700.0	44.6	700.0
2030 Unsecured notes @ 5.00%	6.9	550.0	27.5	550.0
Amortization of debt issuance costs, discount and premium	1.9	-	7.1	-
Finance leases and other finance obligations	5.0	185.0	19.8	185.0
Debt issuance and refinancing cost	-	-	0.2	-
Cash	-	(181.8)	-	(181.8)
Total (1)	$68.5	$4,303.2	$276.0	$4,303.2

(1) Total interest expense does not include interest income of approximately $0.7 million and $2.1 million received during the three month and twelve month periods, respectively.

BUILDERS FIRSTSOURCE, INC. AND SUBSIDIARIES

Free Cash Flow

(unaudited)

	Three Months Ended	Twelve Months Ended
(in millions)	December 31, 2025	December 31, 2025
Free Cash Flow
Operating activities	$194.8	$1,215.9
Less: Capital expenditures, net of proceeds	(85.7)	(341.9)
Free cash flow	$109.1	$874.0

BUILDERS FIRSTSOURCE, INC. AND SUBSIDIARIES

Sales by Product Category

(unaudited)

	Three Months Ended December 31,
	2025		2024
(in millions)	Net Sales	% of Net Sales	Net Sales	% of Net Sales	% Change
Manufactured products	$749.9	22.3%	$910.5	23.8%	(17.6)%
Windows, doors & millwork	873.7	26.0%	999.9	26.2%	(12.6)%
Value-added products	1,623.6	48.3%	1,910.4	50.0%	(15.0)%

Specialty building products & services	923.5	27.6%	943.3	24.7%	(2.1)%
Lumber & lumber sheet goods	810.8	24.1%	966.6	25.3%	(16.1)%
Total net sales	$3,357.9	100.0%	$3,820.3	100.0%	(12.1)%

	Twelve Months Ended December 31,
	2025		2024
(in millions)	Net Sales	% of Net Sales	Net Sales	% of Net Sales	% Change
Manufactured products	$3,410.5	22.4%	$3,985.8	24.3%	(14.4)%
Windows, doors & millwork	3,836.2	25.3%	4,238.1	25.8%	(9.5)%
Value-added products	7,246.7	47.7%	8,223.9	50.1%	(11.9)%

Specialty building products & services	4,068.0	26.8%	3,907.5	23.9%	4.1%
Lumber & lumber sheet goods	3,875.9	25.5%	4,269.1	26.0%	(9.2)%
Total net sales	$15,190.6	100.0%	$16,400.5	100.0%	(7.4)%